Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Circular on Form 1-A (the “Offering Circular”) of Mangoceuticals, Inc., (the “Company”) of our report dated March 31, 2026, relating to the consolidated financial statements, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

November 11, 2026